Exhibit 5.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

July 25, 2025

1 Hancock Street
Portland, Maine 04101

Ladies and Gentlemen:

We have acted as counsel to WEX Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 3,406,293 additional shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which may be issued pursuant to the WEX Inc. Amended and Restated 2019 Equity and Incentive Plan (the “Plan”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware, as amended (iii) the Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 16, 2025, (iv) the Amended and Restated By-laws of the Company, as amended, (v) the Plan, and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

We have also assumed that (i) no stop orders suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time Common Stock is offered or issued as contemplated by the Registration Statement and the Plan, and (ii) all the Common Stock will be issued, offered and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement.

July 25, 2025 Page 2

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the 3,406,293 shares of Common Stock being registered for sale under the Plan pursuant to the Registration Statement have been duly authorized and, when issued and delivered in accordance with the Plan, will be validly issued, fully paid and non-assessable.

The opinions expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP